SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report	February 10, 2006
(Date of earliest event reported)	February 6, 2006

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-24724	42-1405748
(Commission File Number)	(I.R.S. Employer Identification Number)

1398 Central Avenue, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

(319) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

    On February 6, 2006, Heartland Financial USA, Inc. (the “Company”) awarded non-qualified stock options to certain employees and executive officers of the Company under the Heartland Financial USA, Inc. 2005 Long-Term Incentive Plan (the “2005 Long-Term Incentive Plan”). An aggregate 129,750 options to purchase shares of the Company’s common stock were awarded to its employees, of which 22,000 were awarded to the Company’s executive officers. The options have an exercise price of $21.60 per share. Options awarded under the 2005 Long-Term Incentive Plan shall not be granted at less than fair market value. Of the 22,000 options awarded to the Company’s executive officers, 10,000 were awarded to Lynn B. Fuller, the President and Chief Executive Officer, 4,000 were awarded to John K. Schmidt, the Executive Vice President, Chief Operating Officer and Chief Financial Officer, 2,000 were awarded to Kenneth J. Erickson, the Executive Vice President and Chief Credit Officer and 1,500 were awarded to each of Edward H. Everts, the Senior Vice President, Operations, Douglas J. Horstmann, the Senior Vice President, Lending, Melvin E. Miller, the Senior Vice President and Chief Investment Officer and Paul J. Peckosh, the Senior Vice President, Trust.

    Additionally, the Compensation/Nominating Committee approved a form of Non-Qualified Stock Option Agreement for awards of non-qualified stock options under the 2005 Long-Term Incentive Plan. The form of Non-Qualified Stock Option Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. All grants described in the previous paragraph were made pursuant to the attached form of Non-Qualified Stock Option Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

Exhibit 10.1	Form of Non-Qualified Stock Option Agreement for awards of under the Heartland Financial USA, Inc. 2005 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND FINANCIAL USA, INC.
Dated: February 10, 2006
By:	/s/ John K. Schmidt
John. K. Schmidt
Executive Vice President, CFO & COO